Exhibit 5.1

[S&C Letterhead]

Jumia Technologies AG

Charlottenstraße 4

10969 Berlin

Germany

November 30, 2020

Ladies and Gentlemen:

We are acting as German counsel to Jumia Technologies AG, Berlin, (the Company) a stock corporation organized under the laws of the Federal Republic of Germany (Germany), as to matters of German law in connection with the offering (the Offering) of 7,969,984 American Depositary Shares of the Company (the ADSs), each representing an ownership interest in two ordinary bearer shares of the Company and representing a total of 15,939,968 ordinary bearer shares with a notional amount attributable to each ordinary bearer share of € 1.00 per share (the New Shares) from a capital increase from authorized capital (the Capital Increase), resolved by the management board of the Company (Management Board) on November 22, 2020 and the capital increase committee 2020 (the Committee) of the supervisory board of the Company (the Supervisory Board) on November 23, 2020. The New Shares underlying the ADSs will be issued pursuant to a registration statement on Form F-3 (the Registration Statement) filed with the Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933, as amended through the date hereof (the Securities Act) on July 22, 2020, the prospectus contained therein, and the prospectus supplement dated November 30, 2020, filed with the SEC pursuant to Rule 424(b) under the Securities Act (the Prospectus Supplement).

In this context, we examined, inter alia, the following documents:

A)	a copy of the current articles of association (Satzung) of the Company dated November 24, 2020 (the Articles of Association);

B)

a copy of an electronic excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, Germany (the Commercial Register), docket number HRB 203542 B, relating to the Company dated November 30, 2020;

C)

a copy of the resolutions by the Management Board dated November 22, 2020 and a copy of the resolutions by the Committee dated November 23, 2020, in both cases regarding inter alia the further details of the Capital Increase;

D)	a copy of the resolutions of the Supervisory Board, dated November 29, 2020, regarding the further implementation of the Offering and Capital Increase;

E)

a copy of the resolutions of the Management Board, dated November 29, 2020, regarding the further implementation of the Offering and Capital Increase (the resolutions under C), D) and E) together the Resolutions);

F)	a copy of the subscription certificate (Zeichnungsschein) relating to the New Shares;

G)	a copy of the bank certificate (Einzahlungbestätigung) regarding the payment of the issue price for the New Shares;

H)	a draft copy of the global share certificate (Globalurkunde) evidencing the New Shares;

I)	a copy of the commercial registration application (Handelsregisteranmeldung) relating to the New Shares; and

J)	a copy of the Prospectus Supplement.

In giving this opinion, we have assumed that all documents submitted to us as a copy correspond to the respective original and the authenticity of the originals of such copied documents and that all documents examined by us are within the power of, and have been or will be validly authorized and executed by all parties thereto other than the Company, which is acting on the basis of the Resolutions, and the genuineness of all signatures on all documents submitted to us. We have further assumed that (1) all authorizations, other than those authorizing the Company with respect to which we have received copies of the Resolutions, have been or will be validly issued and that none of these authorizations has been revoked; (2) all documents, including electronic excerpts from the Commercial Register, submitted to us and made as of a specific date, have not been amended, cancelled, or otherwise been altered since that date until the date hereof; (3) all documents submitted to us in purported final draft form have been, or will be, executed in the form submitted; (4) the Company will at all times continue to have sufficient authorized capital; (5) upon issue of any shares, the Company will receive payment in cash of an issue price in accordance with the resolutions and applicable law; (6) the New Shares will have been (a) issued in the form and manner prescribed by the Articles of Association at the time of issue; and (b) otherwise offered, issued and accepted by their subscribers in accordance with all applicable laws. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In this opinion, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances in which a court may be prepared to pierce or lift the corporate veil) (nicht nachschusspflichtig).

Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that:

1.

The Company is a stock corporation (Aktiengesellschaft) duly registered with the Commercial Register of the local court (Amtsgericht) of Charlottenburg, Germany, under HRB 203542 B and validly existing under the laws of Germany.

2.

Based upon due authorization of the issuance of the New Shares by all requisite corporate action on the part of the Company under German corporate law, subscription of and payment for the New Shares and upon registration of the implementation of the Capital Increase in the Commercial Register and due issuance, execution and delivery of the share certificate representing the New Shares, the New Shares will be validly issued, fully paid and non-assessable (nicht nachschusspflichtig).

3.

The statements set forth under the heading “Taxation — German Taxation of Holders of ADSs” in the Prospectus Supplement, insofar as such statements discuss the material German tax consequences for a U.S. holder of acquiring, owning and disposing of the ADSs, represent our opinion with respect to the matters referred to therein.

The foregoing opinions are subject to the following qualifications:

(i) Pursuant to Sections 57 et seq. and 71a of the German Stock Corporation Act (Aktiengesetz) (AktG), except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.

(ii) We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in any offering material relating to the New Shares or the Company.

(iii) This opinion speaks as of its date and is confined to, and is given on the basis of, the laws of Germany as they exist at the date hereof; it is governed by the laws of Germany. We are expressing no opinion as to the effect of the laws of any other jurisdiction. We do not assume any obligation to update this opinion letter or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We are expressing no opinion as to the effect of the laws of any other jurisdiction than the laws of Germany.

(iv) With respect to the opinion statement no. 3., we note that such opinion statement may be affected by amendments to German tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, which might be enacted or applied with retroactive effect for the current tax assessment period.

(v) This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s current report on Form 6-K (the Current Report) to be submitted to the Commission on or about November 30, 2020, which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP